EXHIBIT 11

TaxDrop LLC Certified Public Accountant and Advisor	228 Park Ave S, Suite 70037, New York, NY 10003-1502 Tel: (609) 933-2035

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 12, 2023

To the Board of Directors of Tirios Propco Series LLC,

We hereby consent to the inclusion of our Auditors' Report, dated June 8, 2023, on the financial statements Tirios Propco Series LLC – which comprise the balance sheet as of the date of inception of April 13, 2023, and the related statements of income, changes in stockholders' equity, and cash flows for the date then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

June 12, 2023